 As filed with the Securities and Exchange Commission on October 15, 1999.

                                                         File No. 333-87885
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                               PRE-EFFECTIVE

                            AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------

                    TELAXIS COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)
      Massachusetts                   3679                   04-2751645
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number)   Identification No.)
     incorporation or
      organization)

                            20 Industrial Drive East
                         South Deerfield, MA 01373-0109
                                 (413) 665-8551
  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                               John L. Youngblood
                     President and Chief Executive Officer

                    TELAXIS COMMUNICATIONS CORPORATION
                            20 Industrial Drive East
                         South Deerfield, MA 01373-0109
                                 (413) 665-8551
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                                   Copies to:
         DAVID L. LOUGEE, ESQ.                   WILLIAM R. KOLB, ESQ.
       JEFFREY L. DONALDSON, ESQ.                JOHN D. HANCOCK, ESQ.
 Mirick, O'Connell, DeMallie & Lougee,          Foley, Hoag & Eliot llp
                  llp                            One Post Office Square
            100 Front Street                        Boston, MA 02109
  Worcester, Massachusetts 01608-1477                (617) 832-1000
             (508) 791-8500
                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                                  -----------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  -----------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       Proposed
                                                       maximum       Amount of
              Title of each class of                  aggregate    registration
            securities to be registered             offering price      fee
--------------------------------------------------------------------------------
Common Stock, $.01 par value......................   $72,450,000   $20,141.10(1)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) A fee of $20,141.10 was paid with the initial filing of this Registration Statement with the Commission on September 27, 1999.

                                  -----------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Part I of the Registration Statement has been intentionally omitted because this Amendment No. 1 does not effect any changes to the Prospectus. The sole purpose of this Amendment No. 1 is to file Exhibits 3.1, 10.8, 10.9, 10.10,
10.11 and 10.18 and to refile Exhibits 3.2, 10.12, 10.13, 10.15 and 10.17.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses (other than the underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of the amounts (except the SEC Registration Fee, the NASD Filing Fee and The Nasdaq Stock Market's National Market Listing
Fee) are estimates.

SEC Registration Fee................................................... $20,141
NASD Filing Fee........................................................   7,745
The Nasdaq Stock Market's National Market Listing Fee..................  95,000
Blue Sky Fees and Expenses.............................................   7,500
Printing and Engraving Costs...........................................       *
Legal Fees and Expenses................................................       *
Accounting Fees and Expenses...........................................       *
Transfer Agent and Registrar Fees and Expenses.........................       *
Miscellaneous..........................................................       *
                                                                        -------
  Total................................................................ $     *
                                                                        =======

Item 14. Indemnification of Directors and Officers.

   Section 67 of Chapter 156B of the Massachusetts General Laws, or the Massachusetts Business Corporation Law (the "MBCL"), provides that the indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any such persons who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. Section 67 further provides that no indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

   The Company's by-laws provide that the Company shall indemnify each person who is, or shall have been, a director, officer, employee or agent of the Company, or who is serving or shall have served, at the request of the Company, as a director or officer of another organization or in any capacity with respect to any employee benefit plan of the Company, against all liabilities and expenses (including judgments, fines, penalties, amounts paid or to be paid in settlement and reasonable attorney's fees) imposed upon or incurred by any such person in connection with or arising out of claims made, or any action, suit or proceeding threatened or brought against him or in which he may be involved by reason of any action taken omitted by him as a director, officer, employee or agent, or as a result of any service with respect to any such employee benefit plan.

   Section 13(b)(1 1/2) of Chapter 156B of the MBCL permits a corporation to include in its articles of organization a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the MBCL (relating to unlawful payment of dividends, unlawful stock purchase and redemption and loans to insiders) or (iv) for any transaction from which the director derived an improper personal benefit. Article VI of the Company's Articles of Organization provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, expect in the circumstances set forth in the MBCL.

   Section 67 of the MBCL also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company currently maintains a directors and officers liability insurance policy.

   The Underwriting Agreement filed as Exhibit 1.1 provides that the Underwriters named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and the Underwriting Agreement provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.


Item 15. Recent Sales of Unregistered Securities.

   The Company has issued or sold the following unregistered securities within the past three years:

  . an aggregate of 6,666,667 shares of Class E preferred stock at $2.25 per share in September 1999 to 47 accredited investors;

  . a warrant to purchase 44,445 shares of Class E preferred stock at $2.25 per share in August 1999 to a commercial lender;

  . warrants to purchase an aggregate of 200,000 shares of common stock at $.50 per share in July 1999 to 12 accredited investors;

  . a warrant to purchase 40,000 shares of common stock at $.50 per share in June 1999 to one accredited investor;

  . a warrant to acquire 44,445 shares of Class E preferred stock at $2.25 per share in May 1999 to a lease financing company;

  . warrants to purchase an aggregate of 200,000 shares of common stock at $.50 per share in April 1999 to 14 accredited investors;

  . an aggregate of 3,274,841 shares of Class E preferred stock at $2.25 per share in October, November and December 1998 to 32 accredited investors;

  . an aggregate of 7,200,000 shares of Class D preferred stock at $1.80 per share in November and December 1997 to 38 accredited investors;

  . warrants to acquire an aggregate of 1,800,000 shares of common stock at $.50 per share in September 1996 and July 1997 to 23 accredited investors;

  . an aggregate of 22,500 shares at $.50 per share in September 1999 to one accredited investor upon the exercise of warrants held by that individual that were issued in September 1996 and July 1997.

  . stock options to purchase an aggregate of 2,540,135 shares of common stock at an exercise price of $.50 between October 1, 1996 and September 2, 1999 to a total of 189 consultants, employees and directors under the Company's 1997 stock plan;

  . stock options to purchase an aggregate of 554,225 shares of common stock at an exercise price of $1.25 between July 14, 1999 and September 2, 1999 to a total of 11 consultants, employees and directors under the Company's 1997 stock plan;

  . stock options to purchase an aggregate of 374,386 shares of common stock at an exercise price of $2.25 between August 24, 1999 and September 13, 1999 to a total of 177 consultants, employees and directors under the Company's 1997 stock plan;

  . 225,000 shares of restricted common stock at $1.25 per share under our 1997 Stock Plan to one employee in September 1999; and

  . an aggregate of 427,778 shares at prices ranging from $0.50 to $1.25 to our employees, directors and consultants upon the exercise of options held by those individuals and issued under one or more of our stock plans.

   Each of the sales described above were completed without registration under the Securities Act in reliance upon one or more of the following exemptions:

  . Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act for transactions not involving a public offering; or

  . Rule 701 promulgated under the Securities Act with respect to certain of the options and shares of common stock issued to the Company's employees, directors and consultants.

   None of the sales of the securities issued by the Company have involved the use of an underwriter, and no commissions were paid in connection with the sale of any of the securities issued by the Company.

Item 16. Exhibits and Financial Statement Schedules.

 (a) Exhibits

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement.*

  3.1    Restated Articles of Organization of the Company.**

  3.2    Amended and Restated By-laws of the Company.**+

  4.1 Form of certificate evidencing ownership of Common Stock of the Company.*

  5.1    Opinion of Mirick, O'Connell, DeMallie & Lougee, LLP.*

 10.1    1986 Stock Plan of the Company.

 10.2    1987 Stock Plan of the Company.

 10.3    1988 Stock Plan of the Company.

 10.4    1996 Stock Plan of the Company.

 10.5    1997 Stock Plan of the Company.

 10.6    1999 Stock Plan of the Company.

 10.7 Employment Agreement by and between the Company and John L. Youngblood dated January 25, 1994.

 10.8    Reseller Agreement by and between the Company and Newbridge Networks
          Corporation dated August 7, 1998.**++

 10.9 Professional Services Agreement by and between the Company and Newbridge Networks Corporation dated August 7, 1998.**++

 10.10   Revised Purchase Order by and between the Company and Motorola dated
          September 20, 1999.**++

 10.11   Supply Agreement by and between the Company and California Amplifier,
          Inc. dated October 14, 1999.**++

 Exhibit
 Number  Description
 ------- -----------

 10.12   Lease by and between the Company and Edward J. O'Leary-Raymond M.
          Vincunas Partnership dated January 16, 1990.**+

 10.13   Lease by and between the Company and Lloyd C. Green and Mildred E.
          Green dated June 30, 1998.**+

 10.14 Revolving Line of Credit Agreement by and between the Company and Boston Federal Savings Bank dated August 20, 1999.

 10.15   Fourth Amended and Restated Registration Rights Agreement dated
          September 17, 1999.**+

 10.16   Registration Rights Agreement by and between the Company and Boston
          Federal Savings Bank dated August 20, 1999.

 10.17   Registration Rights Agreement by and between the Company and Phoenix
          Leasing Incorporated dated May 19, 1999.**+

 10.18   Purchase Agreement by and between the Company and Massachusetts
          Technology Development Corporation dated June 1988.**

 10.19 First Amendment to the Purchase Agreement by and between the Company and Massachusetts Technology Development Corporation dated December
          28, 1988.*

 10.20 Second Amendment to the Purchase Agreement by and between the Company and Massachusetts Technology Development Corporation dated June 17,
          1999.*
 23.1    Consent of PricewaterhouseCoopers LLP.
 23.2 Consent of Mirick, O'Connell, DeMaillie & Lougee, LLP (incorporated in the Opinion as filed as Exhibit 5.1 above).*
 24.1    Power of Attorney.
 27.1    Financial Data Schedule.

---------------------


*  To be filed by amendment.

** Filed with this Amendment No. 1. All non-marked Exhibits listed above were filed with the Commission on September 27, 1999.

+  Supercedes exhibit previously filed.

++ Confidential treatment requested as to certain portions of this Exhibit.

 (b) Financial Statement Schedules

   Schedule II - Valuation and Qualifying Accounts

   All other financial statement schedules have been omitted because they are not required, not applicable, or the information to be included in the financial statement schedules is included in the Financial Statements or the notes thereto.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on October 15, 1999.

                                          Telaxis Communications Corporation

                                          By: /s/ John L. Youngblood
                                             ----------------------------------
                                                     John L. Youngblood
                                               President and Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ John L. Youngblood         President, Chief Executive  October 15, 1999
______________________________________    Officer and Director
          John L. Youngblood

        /s/ Dennis C. Stempel            Vice President, Chief     October 15, 1999
______________________________________     Financial Officer,
          Dennis C. Stempel             Treasurer, and Principal
                                           Accounting Officer

       /s/ Albert E. Paladino*                  Director           October 15, 1999
______________________________________
          Albert E. Paladino

       /s/ Allan M. Doyle, Jr.*                 Director           October 15, 1999
______________________________________
         Allan M. Doyle, Jr.

        /s/ Robert C. Fleming*                  Director           October 15, 1999
______________________________________
          Robert C. Fleming

        /s/ James W. Fordyce*                   Director           October 15, 1999
______________________________________
           James W. Fordyce

        /s/ David A. Norbury*                   Director           October 15, 1999
______________________________________
           David A. Norbury

       /s/ Matthew S. Robison*                  Director           October 15, 1999
______________________________________
          Matthew S. Robison

* By Dennis C. Stempel, attorney-in-fact pursuant to a Power of Attorney previously filed.

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement.*

  3.1    Restated Articles of Organization of the Company.**

  3.2    Amended and Restated By-laws of the Company.**+

  4.1 Form of certificate evidencing ownership of Common Stock of the Company.*

  5.1    Opinion of Mirick, O'Connell, DeMallie & Lougee, LLP.*

 10.1    1986 Stock Plan of the Company.

 10.2    1987 Stock Plan of the Company.

 10.3    1988 Stock Plan of the Company.

 10.4    1996 Stock Plan of the Company.

 10.5    1997 Stock Plan of the Company.

 10.6    1999 Stock Plan of the Company.

 10.7 Employment Agreement by and between the Company and John L. Youngblood dated January 25, 1994.

 10.8    Reseller Agreement by and between the Company and Newbridge Networks
          Corporation dated August 7, 1998.**++

 10.9 Professional Services Agreement by and between the Company and Newbridge Networks Corporation dated August 7, 1998.**++

 10.10   Revised Purchase Order by and between the Company and Motorola dated
          September 20, 1999.**++

 10.11   Supply Agreement by and between the Company and California Amplifier,
          Inc. dated October 14, 1999.**++

 10.12   Lease by and between the Company and Edward J. O'Leary-Raymond M.
          Vincunas Partnership dated January 16, 1990.**+

 10.13   Lease by and between the Company and Lloyd C. Green and Mildred E.
          Green dated June 30, 1998.**+

 10.14 Revolving Line of Credit Agreement by and between the Company and Boston Federal Savings Bank dated August 20, 1999.

 10.15   Fourth Amended and Restated Registration Rights Agreement dated
          September 17, 1999.**+

 10.16   Registration Rights Agreement by and between the Company and Boston
          Federal Savings Bank dated August 20, 1999.

 10.17   Registration Rights Agreement by and between the Company and Phoenix
          Leasing Incorporated dated May 19, 1999.**+

 10.18   Purchase Agreement by and between the Company and Massachusetts
          Technology Development Corporation dated June 1988.**

 10.19 First Amendment to the Purchase Agreement by and between the Company and Massachusetts Technology Development Corporation dated December
          28, 1988.*

 10.20 Second Amendment to the Purchase Agreement by and between the Company and Massachusetts Technology Development Corporation dated June 17,
          1999.*

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
 23.1    Consent of PricewaterhouseCoopers LLP.
 23.2    Consent of Mirick, O'Connell, DeMaillie & Lougee, LLP (incorporated in the Opinion as filed as Exhibit 5.1 above).*
 24.1    Power of Attorney.
 27.1    Financial Data Schedule.

---------------------


*  To be filed by amendment.

** Filed with this Amendment No. 1. All non-marked Exhibits listed above were filed with the Commission on September 27, 1999.

+  Supercedes exhibit previously filed.

++ Confidential treatment requested as to certain portions of this Exhibit.